Exhibit 99.1

Superior Energy Announces Management Changes

HOUSTON—March 22, 2021—Superior Energy Services, Inc. (the “Company”) today announced the resignations of David Dunlap, president and chief executive officer and a member of its board of directors, and Westy Ballard, executive vice president, chief financial officer and treasurer. Mr. Dunlap and Mr. Ballard resigned from the Company to pursue other opportunities. Michael Y. McGovern, the chairman of the Company’s board of directors, has been appointed executive chairman and assumed the functions of the Company’s principal executive officer, and James Spexarth, the Company’s chief accounting officer, has been appointed interim chief financial officer.

“On behalf of our board of directors we thank Dave Dunlap and Westy Ballard for their positive contribution and leadership over the last decade, and more recently for their successful navigation through the recent financial challenges,” said Mr. McGovern. “A special thanks to Dave for his admirable work in shaping the company culture, particularly apparent in our Shared Core Values and safety initiatives. Through their efforts combined with other members of our team, the Company emerged with a solid portfolio of operating companies, positive cash flow, strong balance sheet and limited debt. We are well positioned for the future.”

The Company plans to commence an executive search to identify a successor for Mr. Dunlap.

ABOUT SUPERIOR

Superior serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit http://www.superiorenergy.com.

Source: Superior Energy Services